COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, January 31, 2005

COACHMEN INDUSTRIES, INC. POSTS ROBUST 2004 RESULTS; FOURTH QUARTER SALES UP 9%

o 2004 EPS up 106% to $0.99 from $0.48 in 2003. - Net Income from continuing operations up 94% to $13.4 million, $0.87 per share. o 2004 revenues increase 24% to $865 million. o Company expects solid sales and earnings growth in 2005.

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the fourth quarter and full year ended December 31, 2004.

Sales for the fourth quarter increased 9% to $204 million versus $188 million during the same period last year. For the full year, revenues increased 24% to $865 million, from $698 million in 2003. Net income for the quarter, including discontinued operations, was $3.6 million, or $0.23 per share compared with $2.0 million, or $0.13 per share in the fourth quarter of 2003. Net income from continuing operations in the quarter was $1.9 million, down 5% from the fourth quarter of 2003. For the year, net income from continuing operations increased by 94% to $13.4 million compared with $6.9 million last year. EPS from continuing operations increased 93% from $0.45 in 2003 to $0.87, while EPS including discontinued operations increased 106% from $0.48 to $0.99.

Coachmen’s fourth quarter results included the sale of its RV dealership, Colfax Country RV, LLC in North Carolina, consistent with the Company’s goal to streamline when possible to better focus its human and financial capital on the Company’s core strengths. As part of the sale, which closed on December 31, 2004, Coachmen recognized a gain on the sale of assets of approximately $1.7 million after tax. The operating results of Colfax, as well as the gain, are classified as discontinued operations, resulting in net income from discontinued operations of $1.9 million, or $0.12 per share. Prior periods have also been restated to reflect the reclassification of Colfax into discontinued operations.

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

In the fourth quarter, gross profit margins were 13.4% compared to 14.1% in 2003, which is primarily attributable to the effect the slowdown in the RV industry had on plant operations. Operating income decreased by 0.7%, while operating margins fell 0.1 percentage points to 1.1% of sales. For the full year, gross profit margins fell slightly to 14.4% from 14.6% last year. General, selling and administrative expenses improved by 0.8 percentage points to 12.4% of sales versus 13.2% in 2003. Operating income for 2004 increased 83% to $19.1 million, while operating margins improved 0.7 percentage points to 2.2% from 1.5% in 2003.

Claire C. Skinner, Chairman and Chief Executive Officer, remarked, “Our total EPS of $0.99 was above our most recent guidance of $0.88 to $0.93 outlined in our third quarter release. Our EPS of $0.87 from continuing operations is slightly below this range, but we are nevertheless pleased with our operating performance, given the normal seasonality of the fourth quarter, coupled with the challenging environment in the RV industry late in the year. We continue to monitor the market closely and are making adjustments to our RV production levels as needed to respond to shifting demand. On the Housing and Building side of our business, we are very pleased with top line growth, as well as the recent progress made towards improving profitability. Despite numerous challenges, the Company has made great strides in delivering much needed improvements, and we are confident that these gains will continue to mount in 2005.”

In the fourth quarter, management adjusted its method for allocating corporate expenses to better reflect the actual use of corporate resources by the divisions. Historically, corporate expenses were allocated based on revenues. The new methodology allocates the expenses based on three dimensions: revenues, subsidiary structure and number of employees. The segment data discussed in this release and the historical tables that follow have been adjusted to reflect this change in corporate expense allocation, as well as the reclassification of the results of the Colfax Country RV, LLC operation into the discontinued operations section of the Statement of Operations.

Recreational Vehicle Segment

The Company’s Recreational Vehicle Segment reported sales of $135.7 million during the fourth quarter of 2004, up 6.9% from the $127.0 million reported for the comparable period last year. RV Group wholesale unit shipments for the fourth quarter increased by 4.6% to 4,227 units. Gross profit for the segment was $10.3 million, or 7.6% of sales, compared with $10.6 million, or 8.4% of sales in the same period last year. Production levels were adjusted in the quarter to reflect lower demand, which adversely affected gross margins due to lower overhead absorption and labor variances. Group operating expenses rose 18.3% to $12.2 million, or 9.0% of sales compared with $10.3 million, or 8.1% of sales last year. RV Segment pre-tax income fell to a loss of $1.8 million compared with pre-tax income of $0.4 million for the year-ago quarter.

For the full year, RV segment sales increased 27.5% to $606 million, from $475 million in 2003. Gross profit for the segment was $60.1 million, or 9.9% of sales, compared with $45.1 million, or 9.5% of sales last year. The Group leveraged its operating expenses by

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

reducing its percentage of sales to 8.0% from 8.7%. These efficiencies were gained even while funding the Company’s growth initiatives. RV Segment pre-tax income more than tripled to $11.6 million, or 1.9% of sales from $3.8 million, or 0.8% of sales in 2003.

RV Group wholesale unit shipments increased by 10.1% in 2004 to 20,633 units. Compared with 2003, shipments of motorized products grew 28.5% to 6,533 units, with Class A motorhomes rising 23.5% to 3,659 units and Class C motorhomes increasing 35.4% to 2,874 units. Within the Class A vehicle category, shipments of Rear Diesel motorhomes increased 46.8% to 1,042 units, demonstrating the strong continued acceptance of the Company’s diesel product offerings. Shipments of non-motorized products increased by 3.2% to 14,100 units, with Travel Trailers down 0.7% to 7,230 units and Fifth Wheels down 11.2% to 1,873 units, while Camping Trailers increased 16.9% to 4,997 units.

During the quarter, the RV Group faced an industry-wide slowdown in retail activity, and resulting high dealer inventories. The Company believes this slowing of retail activity was based on a variety of factors such as economic and geopolitical uncertainty, higher oil prices and weaker consumer confidence. Following the presidential election, oil prices eased from record highs and consumer confidence improved somewhat. Despite this mixed climate, the RV Group enjoyed remarkable success at the annual RVIA National Trade Show in Louisville. Dealer orders at the Louisville Show the previous year had set new records for the Company, in terms of both units and dollars of sales. Dealer unit orders this year surpassed 2003 by 4.9%, with impressive gains posted in Class A’s, Class C#146;s, Travel Trailers and Fifth Wheels. However, sales dollars increased by 53.3%, due to the dealers enthusiastic response to the more expensive motorized products, especially rear diesel Class A#146;s.

Based on the strength of orders at the Louisville Show, many of which contributed to strong shipments in December, the RV segment currently has a backlog of $101 million. Though this is down by approximately 35% from a year ago, the Company considers this to be a healthy level for current conditions. A number of factors during the year affected the RV Segment’s current backlogs. At the beginning of 2004, the Company had exceedingly high levels of backlogs given the improving market fundamentals in the second half of 2003. As the year progressed, the Company increased production rates to meet demand and reduce backlogs and associated lead times to more acceptable levels. These activities, combined with the RV market that began softening in the third quarter, reduced backlogs to $61 million at the end of the third quarter. As a result of the dealers’ enthusiastic response at the Louisville Show, current backlogs have increased 65% over the backlogs at the end of September.

As mentioned in previous earnings releases, Coachmen embarked on two strategic growth initiatives within the RV Segment in 2004. The most significant investment was the purchase, tooling and staffing of a business unit dedicated to the new Colemanreg; brand of recreational vehicles pursuant to our licensing agreement with The Coleman Company, Inc., which was entered into in January 2004. Unfortunately, this exciting initiative has been derailed by legal entanglements. Before Coleman granted Coachmen its license, Coleman was in litigation with its former licensee, Fleetwood. Coleman had obtained several rulings that Fleetwood had no rights to the name and was not entitled to an

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

injunction prohibiting its use in the recreational vehicle market. In November 2004, the trial judge reversed his prior rulings and granted Fleetwood’s request for an injunction prohibiting the Coleman Company from using the Coleman name within the RV industry. In order to protect our rights under the Licensing Agreement, Coachmen has now sued Coleman, seeking either specific performance or damages. While these issues are being resolved, the RV Group is endeavoring to market the new travel trailer and folding camper lines under alternate brand names. On a brighter note, during the fourth quarter the Company successfully opened its new West Coast Service Center in southern California to better serve its customers in the western states. The Company estimates that the efforts surrounding these two initiatives resulted in a decline of approximately $2.1 million in pre-tax income for the RV Group in the fourth quarter, which accounts for approximately $0.09 in EPS. For the full year, the Coachmen Licensed Products Group and the West Coast Service Center accounted for a $3.4 million decrease in pre-tax profits, which translates to approximately $0.15 in EPS.

Housing and Building Segment

The Company’s Housing and Building segment reported sales of $68.5 million, up 12.3% from $61.0 million during the fourth quarter of 2003. Gross profit for the segment was $17.1 million, or 24.9% of sales, compared with $16.0 million, or 26.2% of sales in the same period last year. The Group leveraged its operating expenses by reducing the percentage of sales by 2.0 percentage points to 20.8% from 22.8% in the fourth quarter of 2003. The Housing and Building segment’s pre-tax income increased 36.7% to $2.8 million versus pre-tax income of $2.1 million in 2003. Order flow remained strong during the seasonally slower fourth quarter. Wholesale unit shipments were flat compared with the prior year’s quarter, but backlogs rose 23.1% to $47 million, compared with $38 million at December 31, 2003.

For the year, the Housing and Building segment sales increased 16.1% to $259 million from $223 million last year. Gross profit was $64.4 million, or 24.9% of sales compared with $57.0 million, or 25.6% of sales in 2003. Operating expenses improved as a percentage of sales from 22.3% to 21.8%. Pre-tax income for the segment rose $1.0 million, or 14.2% to $8.3 million compared with $7.3 million last year. “After facing a number of challenges in 2004, we are pleased with the progress of our Housing and Building segment, and especially with the progressive improvements in margins and costs leading to the performance in the fourth quarter” noted President and Chief Operating Officer Matthew J. Schafer. “We have also made progress in our All American Building Systems business unit, with new multi-family projects completed in Detroit and Evansville, Ind. in the fourth quarter. We are excited about the potential of this unit, and we are beginning to see some positive returns on our investments this year.”

As discussed in previous releases, the Company incurred costs for marketing initiatives, including the All American Building Systems (AABS) business unit throughout 2004. The gestation period for larger commercial and multi-family projects at AABS is much longer than at our traditional single-family business, in some cases taking well in excess of six months from bid to construction. The Company has completed a number of projects in the fourth quarter, and has begun to see increasing bid activity, as well. Due to the length of time required for the start-up of a business such as AABS, the costs

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

incurred resulted in a reduction of the Housing and Building Group’s pre-tax profit. The Housing and Building Group’s marketing initiatives resulted in a reduction of pre-tax profit of approximately $0.3 million, or $0.01 per share in the fourth quarter, and approximately $2.6 million, or $0.11 per share for the full year.

Balance Sheet/Cash Flow

As of December 31, 2004, the Company had cash and marketable securities of $16.7 million and shareholders’ equity of $224.4 million. As a result of the increase in working capital required to support the Company’s considerable growth in revenues, operating cash flow for the full year was a negative $20.8 million. Capital expenditures were $3.2 million for the fourth quarter and $16.5 million for the year. Depreciation was $2.4 million for the quarter and $9.4 million for the full year.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, “While supporting our earnings and growth objectives for the year, which entailed investments in accounts receivable and inventory, our cash flow from operations was negative. The Company’s balance sheet was strong enough to withstand this pressure, being mainly equity-financed, and remains healthy at this time. However, there are clearly opportunities for improvement in receivables and inventories, the latter of which increased significantly when the RV market softened. Our focus is firmly placed on working capital reductions, and we expect meaningful cash flow improvements in 2005.”

2005 Outlook

Chairman Skinner said, “2004 was a gratifying year for Coachmen Industries, as we successfully delivered an improvement of 94% in net income from Continuing Operations. This was accomplished despite significant costs that were incurred in executing upon our growth strategies, as well as several unanticipated challenges including significant raw material cost inflation, interference with our plans to bring the Coleman brand to market, and an industry-wide softening in the RV industry during the latter part of the year. Although we have seen some improvements in recent weeks, RV dealer inventories remain high, so sustained improvement in the market will depend on the results of upcoming winter and spring retail shows.”

“Looking to the first quarter of 2005, we expect a small loss or minimal earnings, due to the continuing market conditions in the RV industry, and the seasonal factors that typically impact our Housing and Building segment during these months. However, with respect to the full year, we are optimistic about both of our business segments. On the RV side, the latest forecasts from Dr. Richard Curtin of the University of Michigan call for a 3% decline in RV unit shipments this year. Nevertheless, we are forecasting a small increase in our RV segment sales, due to the strong response to our new product offerings in all categories, as well as the continued market share growth of our motorized products. In our Housing and Building segment, we are encouraged by the improvements we’ve seen at AABS, and we expect our continued focus on reducing costs and increasing productivity to yield revenue and earnings growth this year. In light of these factors, as well as currently anticipated economic conditions, we are forecasting sales growth for the

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

year of 5% to 8%, and earnings growth from continuing operations in the range of 25% to 30%, or $1.09 to $1.13.”

“In summary, 2004 was a successful year for Coachmen Industries, and we fully intend to deliver even stronger results in 2005 and beyond.”

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, uncertainties related to launch of a new brand product line of recreational vehicles and regarding the Coleman trademark license for recreational vehicles, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
     Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123

     Jeffery A. Tryka
     Director of Planning and Investor Relations
     574-262-0123

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

Coachmen Industries, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net Sales	$204,230	$187,974	$865,144	$698,376

Gross Profit - $	27,389	26,565	124,619	102,068
Gross Profit - %	13.4%	14.1%	14.4%	14.6%

GS&A - $	25,646	24,695	107,313	92,151
GS&A - %	12.6%	13.1%	12.4%	13.2%

Gain on Sale of Property - $	(486)	(375)	(1,754)	(471)
Gain on Sale of Property - %	(0.2)%	(0.2)%	(0.2)%	(0.1)%

Operating Income- $	2,229	2,245	19,060	10,388
Operating Income- %	1.1%	1.2%	2.2%	1.5%

Other (Income)/Expense	113	(692)	(573)	(57)

Pre-Tax Profit from Continuing Operations - $	2,116	2,937	19,633	10,445
Pre-Tax Profit from Continuing Operations - %	1.0%	1.6%	2.3%	1.5%

Tax Expense	239	967	6,208	3,526

Net Income from Continuing Operations	1,877	1,970	13,425	6,919

Income (loss) from Operations of	(45)	21	174	446
Discontinued Entity (net of taxes)
Gain of Sale of Assets of Discontinued	1,735	-	1,735	-
Entity (net of taxes)
Net Income	3,567	1,991	15,334	7,365

Earnings per share - Basic
Continuing Operations	0.12	0.13	0.87	0.45
Discontinued Operation	0.11	0.00	0.12	0.03
Net Earnings per share	0.23	0.13	0.99	0.48

Earnings per share - Diluted
Continuing Operations	0.12	0.13	0.87	0.45
Discontinued Operation	0.11	0.00	0.12	0.03
Net Earnings per share	0.23	0.13	0.99	0.48

Weighted Average Shares Outstanding
Basic	15,511	15,439	15,483	15,437
Diluted	15,585	15,514	15,551	15,487

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 31, 2005

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

December 31, December 31, ASSETS 2004 2003 ------ -------------- ------------ CURRENT ASSETS Cash and temporary cash investments $ 14,992 $ 6,408 Marketable securities 1,747 5,667 Accounts receivable 58,805 46,232 Inventories 136,088 101,100 Prepaid expenses and other 8,597 7,170 Deferred income taxes 6,014 5,959 --------------- ------------ TOTAL CURRENT ASSETS 226,243 172,536 Property, plant & equipment, net 82,351 79,225 Goodwill 18,132 18,954 Cash value of life insurance 25,162 36,506 Real estate held for sale 60 0 Other 5,775 3,467 -------------- ------------ TOTAL ASSETS $ 357,723 $ 310,688 =============== ============ December 31, December 31, LIABILITIES AND SHAREHOLDERS' EQUITY 2004 2003 -------------- ------------- CURRENT LIABILITIES ST borrowings & current portion of LT debt $ 22,195 $ 5,990 Accounts payable, trade 33,805 30,486 Floor plan notes payable 6,986 - Accrued income taxes 2,479 2,511 Other accruals 39,466 37,586 -------------- ------------ TOTAL CURRENT LIABILITIES 104,931 76,573 ============== ============= Long-term debt 14,943 9,419 Deferred income taxes 3,512 4,089 Postretirement deferred comp benefits 9,724 9,172 Other 195 284 -------------- ------------ TOTAL LIABILITIES 133,305 99,537 SHAREHOLDERS' EQUITY 224,418 211,151 =============== ============ TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 357,723 $ 310,688 =============== ============

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Coachmen Industries, Inc.

Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

                                                                                    Twelve Months Ended
                                                                                       December 31,
                                                                                   2004           2003
                                                                              ----------     -----------

Net income                                                                      $   15,334     $     7,365
Depreciation                                                                         9,402           9,678
Changes in current assets and liabilities                                          (45,508)        (20,602)
                                                                                ----------     -----------
   Net Cash Used in Operations                                                     (20,772)         (3,559)

Net Cash Used in Investing Activities                                              (11,323)         (3,393)

Net borrowings                                                                      43,715           4,410
Issuance/(purchase) of stock                                                           714          (3,880)
Dividends                                                                           (3,750)         (3,719)
                                                                                ----------      ----------
   Net Cash Provided by/(Used in) Financing Activities                              40,679          (3,189)

Increase/(Decrease) in Cash and Temporary Cash Investments                           8,584         (10,141)

Beginning of period cash and temporary cash investments                              6,408          16,549
                                                                                ----------     -----------

End of Period Cash and Temporary Cash Investments                               $   14,992     $     6,408
                                                                                ==========     ===========

Coachmen Industries, Inc.

Quarterly Segment Data
In Thousands)
(Unaudited)

                                           Three Months Ended             Twelve Months Ended
                                              December 31,                   December 31,
                                          2004            2003            2004             2003
                                   ------------    ------------    ------------    -------------
SALES
Recreational Vehicle                  $     135,728   $    126,953    $     606,277   $     475,409
Housing and Building                         68,502         61,021          258,867         222,967
                                      -------------   ------------    -------------   -------------
     Total                            $     204,230   $    187,974    $     865,144   $     698,376
                                      =============   ============    =============   =============

GROSS PROFIT
Recreational Vehicle                  $      10,322   $     10,610    $      60,070   $      45,148
Housing and Building                         17,087         16,005           64,369          56,971
Other                                           (20)           (50)             180             (51)
                                      -------------   ------------    -------------   -------------
     Total                            $      27,389   $     26,565    $     124,619   $     102,068
                                      =============   ============    =============   =============

GROSS PROFIT PERCENTAGE
Recreational Vehicle                            7.6%           8.4%             9.9%            9.5%
Housing and Building                           24.9%          26.2%            24.9%           25.6%
                                      -------------   ------------    -------------   -------------
     Total                                     13.4%          14.1%            14.4%           14.6%
                                      =============   ============    =============   =============

OPERATING EXPENSES
Recreational Vehicle                  $      12,202   $     10,312    $      48,685    $     41,409
Housing and Building                         14,211         13,901           56,357          49,629
Other                                        (1,253)           107              517             642
                                      -------------   ------------    -------------    ------------
     Total                            $      25,160   $     24,320    $     105,559    $     91,680
                                      =============   ============    =============    ============

OPERATING EXPENSE PERCENTAGE
Recreational Vehicle                            9.0%           8.1%             8.0%            8.7%
Housing and Building                           20.8%          22.8%            21.8%           22.3%
                                      -------------   ------------    -------------    ------------
     Total                                     12.3%          12.9%            12.2%           13.1%
                                      =============   ============    =============    ============

OPERATING INCOME/(LOSS)
Recreational Vehicle                  $      (1,880)  $        298    $      11,385    $      3,739
Housing and Building                          2,876          2,104            8,012           7,342
Other                                         1,233           (157)            (337)          (693)
                                      -------------   ------------    -------------    -----------
     Total                            $       2,229   $      2,245    $      19,060    $     10,388
                                      =============   ============    =============    ============

PRE-TAX INCOME/(LOSS) FROM CONTINUING OPERATIONS
Recreational Vehicle                  $      (1,828)  $        358    $      11,614    $      3,784
Housing and Building                          2,821          2,064            8,315           7,281
Other                                         1,123            515             (296)           (620)
                                      -------------   ------------    -------------    ------------
     Total                            $      2, 116   $      2,937    $      19,633    $     10,445
                                      =============   ============    =============    ============

Coachmen Industries, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

                                                                 Three Months Ended
                                               March 31,      June 30,          Sept. 30,         Dec. 31,
                                                  2004           2004              2004           2004
Net Sales                                      $   197,465    $    231,138      $  232,311     $   204,230

Gross Profit - $                                    24,317          35,638          37,275          27,389
Gross Profit - %                                      12.3%   15.4%      16.1%13.4%

GS&A - $                                            24,985          27,948          28,734          25,646
GS&A - %                                              12.7%   12.1%      12.4%          12.6%

Gain on Sale of Property - $                       (1,010)            (69)           (189)           (486)
Gain on Sale of Property - %                         (0.5)%   (0.0)      %      (0.1)    %          (0.2)%

Operating Income- $                                    342          7,759.           8,730           2,229
Operating Income- %                                    0.2%               3.4%         3.8%               1.1%

Other (Income)/Expense                                (575)            104           (215)             113

Pre-Tax Profit from Continuing Operations - $  917            7,655             8,945          2,116
Pre-Tax Profit from Continuing Operations - %  0.5%             3.3%            3.9%             1.2%

Tax Expense                                            330           2,579           3,060             239

Net Income from Continuing Operations                  587           5,076           5,885           1,877

Income (loss) from Operations of                        55             109              55            (45)
     Discontinued Entity (net of taxes)
Gain of Sale of Assets of Discontinued                   -               -               -           1,735
     Entity (net of taxes)
Net Income                                             642           5,185           5,940           3,567

Earnings per share - Basic
     Continuing Operations                           0.04     0.33        0.38             0.12
     Discontinued Operation                           0.00            0.01            0.00            0.11
Net Earnings per share                                0.04            0.34            0.38            0.23

Earnings per share - Diluted
     Continuing Operations                            0.04            0.33            0.38            0.12
     Discontinued Operation                           0.00            0.00            0.00            0.11
Net Earnings per share                                0.04            0.33            0.38            0.23

Weighted Average Shares Outstanding
     Basic                                          15,459          15,468          15,479          15,511
     Diluted                                        15,550          15,542          15,544          15,585

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Coachmen Industries, Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

                                                                 Three Months Ended
                                               March 31,      June 30,          Sept. 30,         Dec. 31,
                                                  2003           2003              2003           2003
Net Sales                                      $   143,728    $    169,772      $  196,902     $   187,974

Gross Profit - $                                    16,493          26,675          32,335          26,565
Gross Profit - %                                      11.5%   15.7%      16.4%14.1%

GS&A - $                                            20,978          21,880          24,598          24,695
GS&A - %                                              14.6%   12.9%      12.5%                    13.1%

Gain on Sale of Property - $                           (5)            (34)            (57)           (375)
Gain on Sale of Property - %                         (0.0)%   (0.0)      %      (0.0)    %          (0.2)%

Operating Income/(Loss)- $                         (4,480)           4,829           7,794           2,245
Operating Income/(Loss)- %                           (3.1)%               2.8%         4.0%               1.2%

Other (Income)/Expense                                (94)             828            (99)           (692)

Pre-Tax Profit/(Loss) from Continuing - $          (4,386)           4,001           7,893           2,937
     Operations
Pre-Tax Profit/(Loss) from Continuing - %      (3.1)     %             2.4%            4.0%             1.6%
     Operations

Tax Expense/(Benefit)                              (1,508)           1,377           2,690             967

Net Income/(Loss) from Continuing                  (2,878)           2,624           5,203           1,970
     Operations

Income (Loss) from Operations of                        58             212             155              21
     Discontinued Entity (net of taxes)
Gain of Sale of Assets of Discontinued                   -               -               -               -
     Entity (net of taxes)
Net Income/(Loss)                                  (2,820)           2,836           5,358           1,991

Earnings/(Loss) per share - Basic
     Continuing Operations                          (0.19)            0.17      0.34           0.13
     Discontinued Operation                           0.01            0.01            0.01            0.00
Net Earnings per share                               (0.18)           0.18            0.35            0.13

Earnings/(Loss) per share - Diluted
     Continuing Operations                          (0.19)            0.17      0.34           0.13
     Discontinued Operation                           0.01            0.01            0.01            0.00
Net Earnings per share                               (0.18)           0.18            0.35            0.13

Weighted Average Shares Outstanding
     Basic                                          15,473          15,379          15,427          15,439
     Diluted                                        15,473          15,414          15,464          15,514

Coachmen Industries, Inc.

Historical Quarterly Segment Data — 2004

(In Thousands)

(Unaudited)

                                                    Three Months Ended
                                      March 31,       June 30,         Sept. 30,      Dec. 31
                                          2004            2004           2004           2004
Sales
Recreational Vehicle                  $     150,201   $    162,712    $    157,635   $    135,728
Housing and Building                        47,264          68,426          74,676         68,502
     Total                            $     197,465   $    231,138    $    232,311   $   204,230

Gross Profit
Recreational Vehicle                  $      14,023   $     18,326    $     17,398   $     10,322
Housing and Building                        10,260          17,144          19,877         17,087
Other                                            34            168               0            (20)
     Total                            $      24,317   $     35,638    $     37,275   $     27,389

Gross Margin Percentage
Recreational Vehicle                            9.3%          11.3%           11.0%           7.6%
Housing and Building                           21.7%          25.1%           26.6%          24.9%
     Total                                     12.3%          15.4%           16.1%          13.4%

Operating Expense
Recreational Vehicle                  $      10,664   $     12,675    $     13,144   $     12,202
Housing and Building                         12,744         14,042          15,361         14,211
Other                                           567          1,162              40         (1,253)
     Total                            $      23,975   $     27,879    $     28,545   $     25,160

Operating Expense Percentage
Recreational Vehicle                            7.1%           7.8%            8.3%           9.0%
Housing and Building                           27.0%          20.5%           20.6%          20.8%
     Total                                     12.1%          12.1%           12.3%          12.3%

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle                  $       3,418   $      5,709    $      4,315   $     (1,828)
Housing and Building                         (2,297)         3,052           4,739          2,821
Other                                          (204)        (1,106)           (109)         1,123
     Total                            $         917   $      7,655    $      8,945   $      2,116

Coachmen Industries, Inc.

Historical Quarterly Segment Data — 2003

(In Thousands)

(Unaudited)

                                                    Three Months Ended
                                      March 31,       June 30,         Sept. 30,      Dec. 31
                                          2003            2003           2003           2003
Sales
Recreational Vehicle                  $     104,738   $    111,384    $    132,334   $    126,953
Housing and Building                        38,990          58,388          64,568         61,021
     Total                            $     143,728   $    169,772    $    196,902   $   187,974

Gross Profit
Recreational Vehicle                  $       8,768   $     10,672    $     15,097   $     10,610
Housing and Building                         7,613          15,739          17,614         16,005
Other                                           112            264            (376)           (50)
     Total                            $      16,493   $     26,675    $     32,335   $     26,565

Gross Margin Percentage
Recreational Vehicle                            8.4%           9.6%           11.4%           8.4%
Housing and Building                           19.5%          27.0%           27.3%          26.2%
     Total                                     11.5%          15.7%           16.4%          14.1%

Operating Expense
Recreational Vehicle                  $       9,770   $      9,483    $     11,845   $     10,312
Housing and Building                         10,317         12,555          12,856         13,901
Other                                           886           (193)           (160)           107
     Total                            $      20,973   $     21,846    $     24,541   $     24,320

Operating Expense Percentage
Recreational Vehicle                            9.3%           8.5%            9.0%           8.1%
Housing and Building                           26.5%          21.5%           19.9%          22.8%
     Total                                     14.6%          12.9%           12.5%          12.9%

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle                  $      (1,029)  $      1,215    $      3,241   $        358
Housing and Building                         (2,727)         3,105           4,839          2,064
Other                                          (630)          (319)           (187)           515
     Total                            $      (4,386)  $      4,001    $     7, 893   $      2,937

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